Exhibit 3.1

FOURTH AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SHARPLINK GAMING, INC.

SharpLink Gaming, Inc., (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is SharpLink Gaming, Inc. (the “Corporation”).

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Amended and Restated Certificate of Incorporation of the Corporation, as amended, as follows:

The text of Article ONE of the Amended and Restated Certificate of Incorporation of the Corporation shall be deleted and the following shall be inserted in lieu thereof:

“The name of the corporation is Sharplink, Inc. (the “Corporation”).”

THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall become effective at 8:00 a.m. Eastern Time on February 3, 2026.

FIFTH: All other provisions of the Amended and Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its Chief Executive Officer as of this 2nd day of February, 2026.

SHARPLINK GAMING, INC.

By:	/s/ Joseph Chalom
Name:	Joseph Chalom
Title:	Chief Executive Officer